UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California		94949
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in 2012 Target Bonus Amounts for Certain Executive Officers and Amendment to Employment Agreements with Certain Executive Officers

Effective May 21, 2012, the Compensation Committee of the Board of Directors of BioMarin Pharmaceutical Inc. (“BioMarin”) approved an increase for the 2012 target bonus amounts by 5 percentage points for Robert A. Baffi, Executive Vice President, Technical Operations and Henry J. Fuchs, Executive Vice President, Chief Medical Officer. The new target bonus amount for each of Mr. Baffi and Dr. Fuchs for 2012 is 50% of base salary. Each of these officers also entered into an amendment to their respective employment agreement (the “Executive Officer Employment Agreements”) with BioMarin (the “Amendments”).

The sole purpose of entering into the Amendments was to modify the Executive Officer Employment Agreements to amend the definition of “Termination Compensation” in Section 7(c) of each of the Executive Officer Employment Agreements to increase the percentage payout to reflect the new 2012 target bonus amount for each executive as set forth below.

Name	Title	Revised Termination Compensation (% of current annual base salary)
Robert A. Baffi	Executive Vice President, Technical Operations	150%
Henry J. Fuchs	Executive Vice President, Chief Medical Officer	150%

The foregoing description of the Amendments does not purport to be a complete description and is qualified in its entirety by reference to the full texts of the Amendments, which are filed herewith as Exhibits 10.1-10.2, and are incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment to Employment Agreement dated May 24, 2012 with Robert Baffi.

10.2	Amendment to Employment Agreement dated May 24, 2012 with Henry J. Fuchs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation
Date: May 24, 2012	By:	/s/ G. Eric Davis
G. Eric Davis
Senior Vice President, General Counsel